As filed with the Securities and Exchange Commission on June 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Interxion Holding N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Tupolevaan 24 1119 NX Schiphol-Rijk The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Interxion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan and the Interxion Holding

N.V. 2011 International Stock Option and Incentive Master Award Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

United States

(Name and Address of Agent for Service)

(212) 894-8940

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.10 nominal value per share	3,129,133	$4.15 (2)	$12,985,902 (2)	$1,510
Ordinary Shares, €0.10 nominal value per share	5,273,371	$13.75 (3)	$72,508,852 (3)	$8,476

(1)	This Registration Statement covers 8,402,504 ordinary shares of Interxion Holding N.V., €0.10 nominal value per share (the “Ordinary Shares”), of which (i) 3,129,133 Ordinary Shares are issuable upon the exercise of options outstanding (the “2008 Options”) under the Interxion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan and (ii) 5,273,371 Ordinary Shares are issuable upon the exercise of options outstanding under the Interxion Holding N.V. 2011 International Stock Option and Incentive Master Award Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the weighted average exercise price of the 2008 Options, which was €2.90 or $4.15, based on the noon buying rate of €1.00 to $1.4326 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of June 17, 2011.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the Ordinary Shares as quoted on the New York Stock Exchange on June 17, 2011, of $13.75 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I has been sent or given to employees as specified by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Interxion Holding N.V. (the “Company”), are incorporated by reference into this Registration Statement:

(1)	The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2010 filed on April 27, 2011;

(2)	The Company’s current reports on Form 6-K filed on March 23, 2011, May 3, 2011, May 17, 2011, June 1, 2011 and June 9, 2011; and

(3)	The description of the Company’s Ordinary Shares contained in its Registration Statement on Form 8–A filed with the Commission on January 25, 2011 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Company’s Ordinary Shares set forth under “Description of Capital Stock” in the Company’s Registration Statement on Form F–1 (File No. 333–171662), as amended, which was originally filed with the Commission on January 12, 2011.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, including any Form 6-K which the Company files with the Commission wherein such Form 6-K is expressly incorporated by reference into this prospectus, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, the Company’s articles of association, as amended on January 28, 2011, provide that the Company shall indemnify the members of the board of directors and the former members of the board of directors for damages, fines and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, there shall be no entitlement to reimbursement if and to the extent that (i) the laws of the Netherlands would not permit such indemnification; (ii) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar), unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (iii) the costs, damages or fines payable by the person concerned are covered by any liability insurance and the insurer has paid out the costs or financial loss. The Company may take out liability insurance for the benefit of the directors, and may enter into indemnification agreements with the members of the board of directors to provide for further details on these matters.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Reference is made to the attached exhibit index, which is incorporated by reference herein.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on June 23, 2011.

INTERXION HOLDING N.V.

By	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Chief Executive Officer

We, the undersigned officers and directors of Interxion Holding N.V., hereby severally constitute and appoint David C. Ruberg, our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Interxion Holding N.V. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Ruberg David C. Ruberg	Chief Executive Officer and Executive Director (Principal Executive Officer)	June 23, 2011

/s/ Josh Joshi M.V. “Josh” Joshi	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2011

/s/ John Baker John Baker	Non-Executive Director	June 23, 2011

/s/ Robert M. Manning Robert M. Manning	Non-Executive Director	June 23, 2011

/s/ Peter E.D. Ekelund Peter E.D. Ekelund	Non-Executive Director	June 23, 2011

/s/ Cees van Luijk Cees van Luijk	Non-Executive Director	June 23, 2011

/s/ Paul Schroder Paul Schroder	Non-Executive Director	June 23, 2011

/s/ Jean F.H.P. Mandeville Jean F.H.P. Mandeville	Non-Executive Director	June 23, 2011

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	June 23, 2011

EXHIBIT INDEX

Exhibit Number	Description

4.1	The Interxion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan

4.2	The Interxion Holding N.V. 2011 International Stock Option and Incentive Master Award Plan

5	Opinion of Linklaters LLP

23.1	Consent of KPMG Accountants N.V.

23.2	Opinion of Linklaters LLP (included in Exhibit 5)

24	Power of Attorney (included as part of the Company’s signature page)